ANNEX A

Unless otherwise indicated below, the business address of the directors and executive officers of Mitsui & Co., Ltd. (“Mitsui”) is 2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan. Each occupation set forth opposite such person’s name refers to employment with the Reporting Person. For external directors, additional occupation and employment information is separately noted below. To the Reporting Person’s knowledge, none of the directors or executive officers of the Reporting Person has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or a finding of any violation with respect to such laws. Each of the directors and executive officers of the Reporting Person listed below is a citizen of Japan, with the exception of Mr. Samuel Walsh , Ms. Sarah L. Casanova and Ms. Jessica Tan Soon Neo. Mr. Samuel Walsh is a citizen of Australia and Ms. Sarah L. Casanova is a citizen of Canada and . Ms. Jessica Tan Soon Neo is a citizen of Republic of Singapore.

Directors and Executive Officers of Mitsui

Name	Occupation and Business Address	Number of Shares of Common Stock Beneficially Owned

Tatsuo Yasunaga	Representative Director, Chairman of the Board of Directors	—
Kenichi Hori	Representative Director, President and Chief Executive Officer	—
Kazumasa Nakai	Representative Director, Executive Vice President	—
Tetsuya Fukuda	Representative Director, Senior Executive Managing Officer	—
Yoshiaki Takemasu	Director	—
Tetsuya Shigeta	Director
Samuel Walsh(i)	Director	—
Takeshi Uchiyamada (ii)	Director	—
Masako Egawa (iii)	Director	—
Fujiyo Ishiguro (iv)	Director	—
Sarah L. Casanova(v)	Director	—
Jessica Tan Soon Neo(vi)	Director	—
Makoto Sato (1)	Executive Vice President
Toru Matsui (2)	Executive Vice President	—
Tetsuya Daikoku	Executive Vice President	—
Takashi Furutani	Senior Executive Managing Officer	—
Kenichiro Yamaguchi	Senior Executive Managing Officer	—

Name	Occupation and Business Address	Number of Shares of Common Stock Beneficially Owned

Yoichiro Endo	Senior Executive Managing Officer	—
Yuichi Takano	Executive Managing Officer	—
Makoto Tanaka	Executive Managing Officer	—
Masaya Inamura	Executive Managing Officer	—
Kiyoshi Mori	Executive Managing Officer	—
Isao Kohiyama(3)	Executive Managing Officer	—
Koichi Wakana	Executive Managing Officer	—
Daisuke Ishida(4)	Executive Managing Officer	—
Tetsu Watanabe	Executive Managing Officer	—
Masao Kurihara	Executive Managing Officer	—
Junji Fukuoka(5)	Executive Managing Officer
Maroshi Tokoyoda	Executive Managing Officer
Takuya Shirai	Executive Managing Officer

External Directors:

(i)	None

(ii)	Senior Advisor, Toyota Motor Corporation;
(iii)	Chancellor, School Juridical Person Seikei Gakuen, External Director; Mitsubishi Electric Corporation

(iv)	Director of the Board (External), SEGA SAMMY HOLDINGS INC.
(v)	External Director, Kao Corporation; External Director, Yamaha Motor Co., Ltd.
(vi)	Non-Executive Lead Independent Director, CapitaLand India Trust Management Pte. Ltd.; Member of Parliament in Singapore

Location:

(1)	12 Marina View Asia Square Tower 2 #31-01 Singapore 018961
(2)	200 Park Avenue, New York, NY 10166, USA
(3)	Menara BCA 51st-52nd Floor, Grand Indonesia Jl.M.H. Thamrin No.1, Jakarta 10310,Indonesia
(4)	Osaka Mitsui-Bussan Bldg. 3-33, Nakanoshima 2-chome Kita-ku, Osaka, 530-0005, Japan
(5)	15th-17th Floor, Sathorn City Tower, 175 South Sathorn Road, Tungmahamek, Sathorn Bangkok 10120, Thailand